Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

James Spiezio

978-694-9121

spiezio@beaconpower.com

Gene Hunt

978-661-2825

hunt@beaconpower.com

BEACON POWER PRICES $20.7 MILLION PUBLIC OFFERING

OF COMMON STOCK AND WARRANTS

Tyngsboro, Mass. — December 4, 2009 — Beacon Power Corporation (Nasdaq: BCON), a company that designs, develops and is commercializing advanced products and services to support more stable, reliable and efficient electricity grid operation, today announced that it has priced an underwritten public offering of 38.1 million units at a price to the public of $0.544 per unit. Net proceeds, assuming no exercise of the warrants and additional investor rights warrants, and after underwriting discounts and commissions and estimated expenses, will be approximately $19.2 million.

Each unit consists of one share of common stock, a warrant to purchase 0.5 of a share of common stock and an additional investor rights warrant to purchase 0.5 of a share of common stock. The shares of common stock, warrants and additional investor rights warrants are immediately separable and will be issued separately. The warrants are exercisable immediately after issuance and have a five-year term and an exercise price of $0.70. The additional investor rights warrants are exercisable immediately after issuance and until August 31, 2010, and have an exercise price equal to 85% of the volume weighted average trading price of the common stock for the five consecutive trading days immediately prior to the exercise date, but in no event less than $0.272 per share.

The net proceeds from the offering will be used for general corporate purposes, which may include the funding of approximately $13 million towards Beacon’s 20 MW flywheel frequency regulation plant in Stephentown, New York, as part of the equity contribution needed to satisfy loan closing conditions under the Department of Energy’s loan guarantee program.  Funds may also be used for the payment of associated loan closing costs and ongoing working capital requirements.  The offering is expected to close on or about December 9, 2009, subject to the satisfaction of customary closing conditions.

Lazard Capital Markets LLC is acting as the sole book-running manager for the offering. Copies of the final prospectus supplement and accompanying base prospectus relating to this offering can be obtained at the SEC’s website at http://www.sec.gov or from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970.

This press release is not an offer to sell or the solicitation of an offer to buy these securities, nor shall it constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Beacon Power

Beacon Power Corporation designs, develops and is commercializing advanced products and services to support stable, reliable and efficient electricity grid operation. Beacon’s Smart Energy Matrix, now in production, is a non-polluting, megawatt-scale, utility-grade, flywheel-based solution designed to provide less expensive, and more sustainable and effective, frequency regulation services to the nation’s power grid. The Company’s business strategy is both to supply frequency regulation services from its own plants, and to sell its systems directly to utilities or grid operators in some parts of North America and selected international markets. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in finalizing the DOE loan guarantee support for our Stephentown, New York facility, or complying with the conditions or ongoing covenants of that support; our need to comply with any disbursement or other conditions under the DOE grant program; a need to raise additional equity to fund the project and Beacon’s other operations in uncertain financial markets; conditions in target markets, including the fact that some ISOs have been slow to comply with FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of the current situation in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.